Exhibit 99.1

Press Release dated April 26, 2006 announcing the promotion of the Corporate Controller to the CFO position and the schedule for the first quarter earnings release conference call

VantageMed Promotes Corporate Controller to CFO;

Announces Schedule for First Quarter Earnings Release, Conference Call

RANCHO CORDOVA, Calif.—April 26, 2006—VantageMed Corporation (OTCBB: VMDC.OB) announced today the promotion of Liesel Loesch, the Company’s Corporate Controller, to Chief Financial Officer.  She succeeds Philip Ranger, whose three-year contract with VantageMed was scheduled to expire in May.

Ms. Loesch has been with VantageMed since January 2003 and has managed the accounting, compliance and financial operations of the Company since that time.  Prior to VantageMed, Ms. Loesch was the Controller for Silicon Image, Inc.  She is a CPA, previously served as an Audit Manager for PricewaterhouseCoopers LLP and graduated with a Bachelor of Science in Business Administration from California State University, Hayward.

Mr. Ranger stated, “VantageMed has made a number of difficult and significant changes over the past several years that were required to move the Company forward with its strategy relating to its legacy technology product migration.  These changes have taken the Company to a status where it no longer requires two senior financial executives and I look forward to working with Liesel as she transitions into the CFO role.”

Steve Curd, VantageMed’s Chief Executive Officer, added, “I would like to thank Phil for his three-year commitment to VantageMed and for driving many successful initiatives across our operations, including significant reductions in operating cost, organizational changes to improve efficiency, and effective cost controls.  He has also done a wonderful job of building a strong finance team and succession planning as Liesel has worked closely with the Executive Team on many key initiatives.  I am very confident that, in her expanded role as CFO,  Liesel will continue to manage all financial areas with tight controls and with an eye toward continued improvements.”

First Quarter 2006 Earnings Press Release and Conference Call

VantageMed will issue a press release announcing its first quarter 2006 financial results after the close of the market on Tuesday, May 9, 2006.  The Company will also host a conference call to discuss financial results at 5:00 p.m. Eastern Time on the same day. The call will be broadcast live over the Internet and can be accessed on the Company’s investor relations page at www.vantagemed.com or at http://www.videonewswire.com/event.asp?id=33567.  To participate in the call, please dial 1-800-262-1292 five to ten minutes prior to the scheduled conference call time.  A replay of the call will be available on the Company’s website for 30 days.

About VantageMed

VantageMed is a trusted provider of healthcare software products and services to more than 18,000 physician, anesthesiologist and behavioral health providers nationwide. These providers use VantageMed’s core products including ChartKeeper Computerized Medical Records software as well as RidgeMark, Northern Health Anesthesia and our Helper family of Practice Management products which are all supported by SecureConnect electronic transaction services. VantageMed is dedicated to providing these cost effective, easy to use solutions that empower healthcare providers and their staff with the tools and data they need to improve productivity and reimbursements. For more information about VantageMed or our products, please call 877-879-8633, or visit the company’s Website at www.vantagemed.com.

INVESTOR RELATIONS CONTACT:

VantageMed Corporation
Liesel Loesch
(877) TRY-VMED, ext. 4833
investor@vantagemed.com

MEDIA CONTACT:

VantageMed Corporation

Jennifer Morgano

(877) TRY-VMED, ext. 4851

media@vantagemed.com